Exhibit 99.1

Doug Sherk Investor Relations, EVC Group +1 (415) 652-9100 dsherk@evcgroup.com	Beth Kaplan Public Relations Director, Accuray +1 (408) 789-4426 bkaplan@accuray.com

Accuray Reports Fourth Quarter and Fiscal 2016 Financial Results

Achieves Record Backlog of $405.9 Million as Q4 Gross Orders Increase 12 Percent

Announces Fiscal 2017 Guidance

SUNNYVALE, Calif., August 17, 2016 — Accuray Incorporated (NASDAQ: ARAY) today reported financial results for the fourth quarter and fiscal year ended June 30, 2016.

Q4 Fiscal 2016 Highlights

•                  Gross orders increased 12 percent over the prior year period to $95.4 million

•                  CyberKnife® System gross orders highest in the Company’s history

•                  TomoTherapy® System gross orders benefit from previously announced multi-system NHS Supply Chain order, the largest single order in the Company’s history. Sites with single and dual vaults comprised greater than 50 percent of total TomoTherapy System orders

•                  Revenue of $95.0 million, gross profit margin of 39 percent, net loss of $7.2 million and adjusted EBITDA of $5.0 million

•                  Cash, cash equivalents and investments increased $17.2 million from March 31, 2016

Fiscal Year 2016 Financial Highlights

•                  Backlog increased 8 percent year-over-year to $405.9 million; gross orders and net orders increased 6 percent and 19 percent year-over-year, respectively

•                  Revenue increased 5 percent compared with the prior year to $398.8 million and gross profit margin of 40 percent compared to 38 percent in the prior year

•                  Net loss of $25.5 million compared to a net loss of $40.2 million in prior year and adjusted EBITDA of $24.6 million compared to $11.8 million in the prior year

•                  Cash, cash equivalents and investments increased $23.2 million year-over-year to $167.0 million at June 30, 2016

“We finished our fiscal year on a high note,” said Joshua H. Levine, president and chief executive officer.  “The fourth quarter represented the highest single quarter of gross order dollars in our history primarily because of continued strong order growth for the CyberKnife System with the MLC.  In addition, we continued to execute on our TomoTherapy System growth strategy with more than half of the orders for this product line coming from single and dual vault sites.

“As we look to fiscal 2017, we remain focused on executing our core strategies,” continued Mr. Levine.  “We plan to officially launch the RadixactTM System, which has received FDA clearance and is CE Marked, in late September at ASTRO.  Between the Radixact, CyberKnife, TomoTherapy Systems, and other product developments we plan for fiscal 2017, we believe the innovations we are bringing to the market, combined with the industry’s highest customer satisfaction ratings, will result in fiscal 2017 being another year of increased growth for Accuray.”

“In addition to the gains in the market place, we have substantially improved the financial condition and performance of Accuray,” stated Kevin Waters, senior vice president and chief financial officer.  “For the fiscal year ended June 30, 2016, we more than doubled our adjusted EBITDA and increased our cash position by $23.2 million compared to prior year.  Also, in August 2016, we used $37.3 million of our cash on hand to retire the remaining 3.75 percent Convertible Debt, which reduced potential shareholder dilution by 10.6 million shares of our common stock.”

Q4 Fiscal 2016 Financial Highlights

Gross product orders totaled $95.4 million for the 2016 fiscal fourth quarter, an increase of $10.5 million or 12 percent from the fourth quarter of the prior fiscal year.  Ending product backlog was $405.9 million, approximately 8 percent higher than backlog at the end of the prior fiscal year fourth quarter.

Total revenue was $95.0 million compared to $101.8 million in the prior fiscal year fourth quarter. Service revenue totaled $51.2 million which was an increase of 2 percent from the prior fiscal year fourth quarter, while product revenue totaled $43.8 million compared to $51.7 million in the prior year period.

Total gross profit for the 2016 fiscal fourth quarter was $37.3 million or 39 percent of sales, comprised of product gross margin of 47 percent and service gross margin of 33 percent.  This compares to total gross margin of 40 percent, product gross margin of 43 percent and service gross margin of 36 percent for the prior fiscal year fourth quarter.

Operating expenses were $40.3 million, a decrease of 4 percent compared with $41.9 million in the prior fiscal fourth quarter.  The decrease was primarily because of lower legal fees and compensation costs.

Net loss was $7.2 million, or $0.09 per share, for the fourth quarter of fiscal 2016, compared to a net loss of $5.6 million, or $0.07 per share, for the fourth quarter of fiscal 2015.

Adjusted EBITDA for the fourth quarter of fiscal 2016 was $5.0 million, compared to $6.7 million in the prior fiscal year fourth quarter.

Cash, cash equivalents and investments were $167.0 million as of June 30, 2016, an increase of $17.2 million from March 31, 2016.

Fiscal Year 2016 Highlights

For the fiscal year ended June 30, 2016, total revenue was $398.8 million, representing an increase of 5 percent from fiscal year 2015.  Product revenue for fiscal 2016 was $193.3 million, representing an increase of 8 percent from the prior fiscal year while service revenue was $205.5 million, representing 2 percent growth from the prior fiscal year.

Gross profit margin for the year ended June 30, 2016 was 40 percent, comprised of product gross margin of 44 percent and service gross margin of 36 percent.  This compares to total gross margin of 38 percent for the prior fiscal year.

Operating expenses were $163.6 million for the fiscal year ended June 30, 2016, compared with $164.6 million in fiscal year 2015.

Net loss for the fiscal year ended June 30, 2016 was $25.5 million, or $0.32 per share, compared to a net loss of $40.2 million, or $0.51 per share, for the prior fiscal year.

Adjusted EBITDA for the fiscal year ended June 30, 2016 was $24.6 million, compared to $11.8 million in the prior fiscal year.

Financial Guidance for Fiscal Year 2017

The Company is today introducing guidance for fiscal year 2017 as follows:

•                  Revenue: $410.0 million to $420.0 million representing growth of approximately 3 percent to 5 percent year-over-year

•                  Operating Expenses: Approximately $164.0 million or flat with the prior year

•                  Adjusted EBITDA: $32.0 million to $38.0 million representing growth of approximately 30 percent to 55 percent year-over-year

•                  Backlog and Gross Orders growth of approximately 5 percent

•                  Approximately 55 percent of revenue and 60 percent of gross orders are anticipated in the second half of the fiscal year

Conference Call Information

Accuray will host a conference call beginning at 1:30 p.m. PT/4:30 p.m. ET today to discuss these results.  Conference call dial-in information is as follows:

•                  U.S. callers: (855) 867-4103

•                  International callers: (262) 912-4764

•                  Conference ID Number (U.S. and international): 43857401

Individuals interested in listening to the live conference call via the Internet may do so by logging on to Accuray’s website, www.accuray.com.  In addition, a dial-up replay of the conference call will be available beginning August 17, 2016 at 5:00 p.m. PT/8:00 p.m. ET for seven days. The replay telephone number is (855) 859-2056 (USA) or (404) 537-3406 (International), Conference ID: 43857401. A webcast replay of the call will be available until Accuray announces its results for the first quarter of fiscal 2017, which ends September 30, 2016.

Use of Non-GAAP Financial Measures

Accuray has supplemented its GAAP net loss with a non-GAAP measure of adjusted earnings before interest, taxes, depreciation, amortization and stock-based compensation (“adjusted EBITDA”).  Management believes that this non-GAAP financial measure provides useful supplemental information to management and investors regarding the performance of the company and facilitates a more meaningful comparison of results for current periods with previous operating results.  A reconciliation of GAAP net loss (the most directly comparable GAAP measure) to non-GAAP adjusted EBITDA is provided in the schedule below.

There are limitations in using these non-GAAP financial measures because they are not prepared in accordance with GAAP and may be different from non-GAAP financial measures used by other companies.  These non-GAAP financial measures should not be considered in isolation or as a substitute for GAAP financial measures.  Investors and potential investors should consider non-GAAP financial measures only in conjunction with the company’s consolidated financial statements prepared in accordance with GAAP.

About Accuray

Accuray Incorporated (Nasdaq: ARAY) is a radiation oncology company that develops, manufactures and sells precise, innovative treatment solutions that set the standard of care with the aim of helping patients live longer, better lives.  The company’s leading-edge technologies deliver the full range of radiation therapy and radiosurgery treatments. For more information, please visit www.accuray.com.

Safe Harbor Statement

Statements made in this press release that are not statements of historical fact are forward-looking statements and are subject to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements in this press release relate, but are not limited, to the company’s future results of operations, including management’s expectations for revenue and adjusted EBITDA in fiscal 2017.  Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from expectations, including but not limited to: the company’s ability to convert backlog to revenue; the success of the adoption of our technology; the company’s ability to manage its expenses; regulatory clearances in new markets; continuing uncertainty in the global economic environment; and other risks detailed from time to time under the heading “Risk Factors” in the company’s report on Form 10-K, which was filed on August 28, 2015, the company’s reports on Form 10-Q which were filed on November 5, 2015, February 1, 2016 and April 29, 2016, and as updated periodically with the company’s other filings with the SEC.

Forward-looking statements speak only as of the date the statements are made and are based on information available to the company at the time those statements are made and/or management’s good faith belief as of that time with respect to future events.  The company assumes no obligation to update forward-looking statements to reflect actual performance or results, changes in assumptions or changes in other factors affecting forward-looking information, except to the extent required by applicable securities laws.  Accordingly, investors should not put undue reliance on any forward-looking statements.

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Financial Tables to Follow

Accuray Incorporated

Consolidated Statements of Operations

(in thousands, except per share data)

(Unaudited)

	Three Months Ended June 30,		Years Ended June 30,
	2016	2015	2016	2015

Gross Orders	$95,437	$84,862	$283,853	$267,777
Net Orders	79,216	79,304	224,253	188,997
Order Backlog	405,900	375,028	405,900	375,028

Net revenue:
Products	$43,805	$51,684	$193,299	$178,710
Services	51,168	50,066	205,501	201,091
Total net revenue	94,973	101,750	398,800	379,801
Cost of revenue:
Cost of products	23,315	29,381	108,671	104,549
Cost of services	34,358	31,917	131,416	129,850
Total cost of revenue	57,673	61,298	240,087	234,399
Gross profit	37,300	40,452	158,713	145,402
Operating expenses:
Research and development	14,155	14,850	56,652	55,752
Selling and marketing	15,803	15,677	56,812	62,440
General and administrative	10,302	11,403	50,122	46,379
Total operating expenses	40,260	41,930	163,586	164,571
Loss from operations	(2,960)	(1,478)	(4,873)	(19,169)
Other expense, net	(4,171)	(4,014)	(18,295)	(18,621)
Loss before provision for income taxes	(7,131)	(5,492)	(23,168)	(37,790)
Provision for income taxes	76	108	2,336	2,419
Net loss	$(7,207)	$(5,600)	$(25,504)	$(40,209)

Net loss per share - basic and diluted	$(0.09)	$(0.07)	$(0.32)	$(0.51)

Weighted average common shares used in computing loss per share:
Basic and diluted	81,081	79,170	80,509	78,277

Accuray Incorporated

Consolidated Balance Sheets

(in thousands)

(Unaudited)

	June 30,	June 30,
	2016	2015
Assets
Current assets:
Cash and cash equivalents	$119,771	$79,551
Investments	47,239	64,306
Restricted cash	891	3,734
Accounts receivable, net	56,810	77,727
Inventories	115,987	106,151
Prepaid expenses and other current assets	16,098	15,991
Deferred cost of revenue	4,884	6,869
Total current assets	361,680	354,329
Property and equipment, net	27,878	31,829
Goodwill	57,848	58,054
Intangible assets, net	7,611	15,564
Deferred cost of revenue	1,996	1,500
Other assets	12,020	5,497
Total assets	$469,033	$466,773
Liabilities and equity
Current liabilities:
Accounts payable	$15,229	$13,096
Accrued compensation	18,725	21,934
Other accrued liabilities	22,184	18,720
Short-term debt	39,900	—
Customer advances	22,123	19,385
Deferred revenue	92,051	96,780
Total current liabilities	210,212	169,915
Long-term liabilities:
Long-term other liabilities	10,984	10,934
Deferred revenue	17,665	10,489
Long-term debt	170,512	199,655
Total liabilities	409,373	390,993
Commitment and contingencies
Equity:
Common stock	81	79
Additional paid-in capital	481,346	471,430
Accumulated other comprehensive loss	(960)	(426)
Accumulated deficit	(420,807)	(395,303)
Total equity	59,660	75,780
Total liabilities and equity	$469,033	$466,773

Accuray Incorporated

Reconciliation of GAAP Net Loss to Adjusted Earnings Before Interest, Taxes, Depreciation,

Amortization and Stock-Based Compensation (Adjusted EBITDA)

(in thousands)

(Unaudited)

	Three Months Ended June 30,		Years Ended June 30,
	2016	2015	2016	2015
GAAP net loss	$(7,207)	$(5,600)	$(25,504)	$(40,209)
Amortization of intangibles (a)	1,989	1,989	7,953	7,954
Depreciation (b)	2,664	2,640	10,343	11,539
Stock-based compensation (c)	3,192	3,426	12,637	13,930
Interest expense, net (d)	4,237	4,096	16,822	16,158
Provision for income taxes	76	108	2,336	2,419
Adjusted EBITDA	$4,951	$6,659	$24,587	$11,791

(a) consists of amortization of intangibles - developed technology.

(b) consists of depreciation, primarily on property and equipment.

(c) consists of stock-based compensation in accordance with ASC 718.

(d) consists primarily of interest income from available-for-sale securities and interest expense associated with our convertible notes and term loan.

Accuray Incorporated

Forward-Looking Guidance

Reconciliation of Projected Net Loss to Projected Adjusted Earnings Before Interest, Taxes, Depreciation,

Amortization and Stock-Based Compensation (Adjusted EBITDA)

(in thousands)

(Unaudited)

	Twelve Months Ending June 30, 2017
	From	To
GAAP net loss	$(17,800)	$(11,800)
Amortization of intangibles (a)	7,950	7,950
Depreciation (b)	10,100	10,100
Stock-based compensation (c)	14,400	14,400
Interest expense, net (d)	13,950	13,950
Provision for income taxes	3,400	3,400
Adjusted EBITDA	$32,000	$38,000

(a) consists of amortization of intangibles - developed technology

(b) consists of depreciation, primarily on property and equipment

(c) consists of stock-based compensation in accordance with ASC 718

(d) consists primarily of interest income from available-for-sale securities and interest expense associated with our convertible notes and tem loan